Exhibit 2
AGREEMENT
THIS AGREEMENT is made on the       day of October 2008 between:
1.	Hill Street Trustees Limited of 22 Grenville Street St Helier Jersey JE4 8PX Channel Islands in its capacity as trustee of The Quan Gung ‘86 Trust (the “Trustee”);

2.	Hung Lay Si Co Limited whose registered office is at 4th Floor, Century Yard, Cricket Square, Elign Avenue PO Box 32322, George Town Grand Cayman Islands British West Indies (the “Company”); and

3.	Merle A. Hinrich of 22/F Vita Tower A 29 Wong Chuk Hang Road Aberdeen Hong Kong ( “MAH”).
The Company, MAH and the Trustee are hereinafter jointly referred to as the “Parties”.
WHEREAS
(A)
Pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”) dated 23rd November 2003 entered into by the Parties MAH purchased from the Company 13,667,132 unpaid common shares (“the Purchase Shares”) of US$0.01 in Global Sources Ltd of Canon’s Court, 22 Victoria Street, Hamilton, Bermuda (“GSL”) for a total purchase price of US $109,337,056 (“the Purchase Price”).

(B)	Pursuant to the Agreement the Purchase Price is payable by MAH on the earlier of the date of death of MAH or 23rd November 2013 or on such earlier date as MAH may decide.

(C)
By way of security for payment of the Purchase Price MAH granted to the Company a security interest over 17,675,353 common shares of US$0.01 in GSL (“the Security Shares”), which shares include the Purchase Shares by a Security Agreement (the “Security Agreement”) executed by the Parties on the 23rd November 2003.

(D)	MAH now wishes to repay a part of the Purchase Price by transferring to the Company 5,600,000 common shares of US$0.01 in GSL (“the Consideration Shares”) at an agreed value of US$7 per share
NOW THEREFORE IT IS AGREED as follows:
1.	Interpretation
1.1.	In this Agreement, unless there be something in the subject or context inconsistent with such construction:
1.1.1.	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

1.1.2.	the word “signed” shall be construed as including a signature or representation of a signature affixed by mechanical or other means;

1.1.3.	the words “in writing” shall be construed as including written, printed, telexed, electronically transmitted or any other mode of representing or reproducing words in a visible form;

1.1.4.	words importing “persons” shall be construed as including companies or associations or bodies of persons whether corporate or unincorporated;

1.1.5.	words importing the singular number shall be construed as including the plural number and vice versa;

1.1.6.	words importing the masculine gender only shall be construed as including the feminine gender;

1.1.7.	references to clauses are to Clauses of this Agreement; and

1.1.8.	references to enactments are to such enactments as are from time to time modified, re-enacted or consolidated and shall include any enactment made in substitution for an enactment that is repealed.

1.1.9.	The headings herein are for convenience only and shall not affect the construction of this Agreement.
2.	Part Payment of the Purchase Price
2.1
Subject to and in accordance with the provisions of this Agreement and the Share Purchase Agreement MAH agrees to transfer and the Company hereby agrees to receive the Consideration Shares free from all liens, security interests, charges and other encumbrances of whatsoever nature and with all rights attaching to them.

2.2	Pursuant to Clause 4.1B of the Share Purchase Agreement the transfer of the Consideration Shares shall be regarded as partial consideration of the Purchase Price by MAH

2.3	Completion of the transfer and receipt of the Consideration Shares (“Completion”) shall take place on 31st October 2008 or such other date as the Parties may agree.

2.4	Completion shall in no way affect or impair the continuation in force of the Share Purchase Agreement

2.5	Following completion an amount of US$70,137,056 will remain outstanding of the Purchase Price

2.6
The Trustee as owner of the Company hereby confirms its agreement to the transfer of the Consideration Shares to the Company in partial payment of the Purchase Price as set out in the terms of this Agreement.

3.	Obligations on Completion
3.1	MAH shall on Completion deliver to the Company duly completed and signed transfers in favour of the Company in respect of the Consideration Shares.

3.2	MAH shall execute such further documentation (if any) as the Company may reasonably request in writing in order to effect the registration of the Consideration Shares in the name of the Company.

3.3	The Company shall on Completion transfer to MAH the Company’s relevant right, title and interest in or to the Security Shares as pursuant to Clause 6 of the Share Purchase Agreement.

4.	Confidentiality

This Agreement and any information or document provided hereunder is confidential and shall not be passed on or copied to any person except for the purposes of professional advice to be given in relation to this Agreement.

5.	Costs

The costs of preparation of this Agreement shall be borne by the Company.

6.	Further Assurance

The Parties agree to do all things and to execute and sign all documents reasonably required to effectively transfer the title and interest in the Consideration Shares from MAH in accordance with this Agreement and otherwise to give effect to the terms of this Agreement.

7.	Counterparts

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

8.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Jersey and the Parties irrevocably agree that the Courts of Jersey shall have jurisdiction to settle any dispute which arises out of or in connection with this Agreement.

9.	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the respective successors and assigns of the Parties.

IN WITNESS WHEREOF the Parties have executed this Agreement the day and year first before written.
SIGNED by
for and on behalf of the Trustee in the
presence of: -
Witnesses:
1)	Signature: Name: Occupation: Address:

2)	Signature: Name: Occupation: Address:

3

The Common Seal of:
Hung Lay Si Co Limited was affixed in the
presence of:-
Authorised Signatory:
Executed as a Deed by
MERLE A. HINRICH
in the presence of:-
Witness signature:
Name in Print:
Address:
Occupation:

4